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[TRANSLATION FROM HEBREW]

EXHIBIT 4.(a).32

                                 [State Emblem]

      GENERAL LICENSE FOR PARTNER COMMUNICATIONS LTD. FOR THE PROVISION OF
         MOBILE RADIO TELEPHONE (MRT) SERVICES USING THE CELLULAR METHOD

                                AMENDMENT NO. 17

By virtue of my powers under the Communications Law (Telecommunications and Broadcasts), 5742-1982, the Wireless Telegraph Ordinance [New Version], 5732-1972 and by all my other powers under any law, and after having considered the arguments of PARTNER COMMUNICATIONS COMPANY LTD. (hereinafter: "PARTNER") I hereby amend the General License for the provision of mobile radio telephone
(MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

AMENDMENT OF APPENDIX "J"

     1.   In Appendix J, the following shall replace Article 4.5 (e):

          "(e) The Licensee shall transfer on a daily basis to all International Operators, a daily modification file of Subscriber Ascription (hereinafter- "Modification File") that includes the details of the Subscribers that ascribed to the International Operator or terminated the ascription that day. The Modification File shall be transferred in the time and manner that will be agreed upon between the Licensee and the International Operator. The file shall include the details of the Subscriber and at least the following: first and last name or corporation name, ID number or corporation number, address and telephone number ascribed to the International Operator."

 EFFECT

     2.   This Amendment shall take effect no later than May 1, 2003.

                                                              (sgd.)
                                                     ___________________________

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         (11 February, 2003)                         Reuven (Ruby) Rivlin
                                                     Minister of Communications